                                                                  EXHIBIT (d)(1)

                                VOTING AGREEMENT



         This VOTING AGREEMENT, entered into as of March 16, 2001 (the "Agreement"), among CENTEX FINANCIAL SERVICES, INC, a Nevada corporation (the "Purchaser"), and CONSUMER PORTFOLIO SERVICES, INC. ("CPS"), and GREENHAVEN ASSOCIATES, INC. (collectively, the "Principal Shareholders") and Charles E. Bradley, Sr. ("Bradley").

                                   WITNESSETH:

         WHEREAS, in order to induce the Purchaser to enter into a Stock Purchase Agreement, dated the date hereof (as the same may be amended from time to time, the "Stock Purchase Agreement"), with NAB Asset Corporation, a Texas corporation (the "Company"), and Stanwich Financial Services, Inc., a Rhode Island corporation, (i) each of the Principal Shareholders is willing to enter into this Agreement and perform its obligations hereunder, including its obligations with respect to the voting of shares ("Company Shares") of Common Stock, par value $.10 per share, of the Company owned by them or as to which they have voting control in accordance with the terms and provisions set forth herein and (ii) Bradley is willing to take certain actions to facilitate the transactions contemplated by the Stock Purchase Agreement;

         WHEREAS, the Stock Purchase Agreement contemplates that the Company will propose the Reorganization Plan, which will provide for, among other things, (i) the issuance and sale by the Company of certain Company Shares to the Purchaser on the Closing Date and (ii) the distribution of certain amounts in cash to the persons holding Company Shares prior to the Closing Date (other than the Principal Shareholders);

         WHEREAS, the Stock Purchase Agreement contemplates that the Company will (i) solicit acceptances of the Reorganization Plan from the holders of Company Shares and (ii) when the required acceptances have been obtained, commence the Bankruptcy Case and use its reasonable best efforts to obtain the confirmation of the Reorganization Plan; and

         WHEREAS, capitalized terms used herein without definition have the respective meanings set forth in the Stock Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                     VOTING

         SECTION 1.1 Agreement to Vote. For so long as this Agreement remains in effect, each Principal Shareholder shall, at any meeting of the shareholders of the Company and in any action by written consent of the shareholders of the Company in lieu of a meeting, vote or execute acceptances with respect to all of the Company Shares owned by such Principal Shareholder or as to which such Principal Shareholder has or exercises voting control as of the date of this Agreement and any additional Company Shares acquired by such Principal Shareholder from time to time (whether by purchase or otherwise) or with respect to which such Principal Shareholder obtains or exercises voting control from time to time (with respect to the applicable Principal Shareholder, the "Shares") (i) in favor of the Reorganization Plan and the other transactions contemplated by the Stock Purchase Agreement and the Reorganization Plan and
(ii) against any Acquisition Proposal or any other action or agreement that, directly or indirectly, is inconsistent with the Stock Purchase Agreement or the Reorganization Plan or the transactions contemplated thereby or that is reasonably likely to (a) impede, interfere with, delay or postpone the transactions contemplated by the Stock Purchase Agreement or the Reorganization Plan, (b) result in a breach of any covenant, representation, warranty or any other obligation of Company under the Stock Purchase Agreement or (c) cause arty conditions to the obligations of the parties under the Stock Purchase Agreement not to be fulfilled.

         SECTION 1.2 Certain Other Actions. In addition, for so long as this Agreement remains in effect, each Principal Shareholder shall (i) not take any action that has the purpose or effect of impeding, interfering with, delaying or postponing the transactions contemplated by the Stock Purchase Agreement or the Reorganization Plan. or creating any legal or other impediment thereto, (ii) waive any rights to approve or disapprove of the Stock Purchase Agreement or the Reorganization Plan or the transactions contemplated thereby (other than by voting the Shares in accordance with the provisions of this Agreement) that such Principal Shareholder may have under the articles of incorporation of the Company, as amended (the "Articles of Incorporation"), the bylaws of the Company, as amended (the "Bylaws"), any agreement among the shareholders of the Company (a "Shareholder Agreement") or the Texas Business Corporation Act, (iii) authorize any amendments to the Articles of Incorporation, the Bylaws or any Shareholder Agreement to which it is a party that are proposed by the Purchaser in order to facilitate the consummation of the transactions contemplated by the Stock Purchase Agreement or the Reorganization Plan, (iv) waive any dissenters' rights or appraisal rights that may apply under the Articles of Incorporation, the Bylaws or the Texas Business Corporation Act as a result of or in connection with the transactions contemplated by the Stock Purchase Agreement or the Reorganization Plan and (v) execute and deliver such documents and instruments as may be reasonably requested by the Purchaser in order to permit or facilitate the effectiveness of the transactions contemplated by the Stock Purchase Agreement or the Reorganization Plan.

         SECTION 1.3 Voting Agreement. THIS AGREEMENT CONSTITUTES X VOTING AGREEMENT WITHIN THE MEANING OF SECTION 2.30.B OF THE TEXAS BUSINESS CORPORATION ACT, AND SUBJECT ONLY TO THE EXPRESS LIMITATIONS SET FORTH HEREIN, SHALL IRREVOCABLY OBLIGATE THE PRINCIPAL SHAREHOLDERS TO VOTE THEIR SHARER IN THE MANNER PROVIDED herein. Pursuant to the Stock Purchase Agreement, the Company has agreed that a counterpart of this Agreement shall be deposited with the Company at its principal place of business or registered office and shall be subject to the same right of examination by a shareholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

                                   ARTICLE II

                               RULE 13E-3 MATTERS

         SECTION 2.1 Schedule 13E-3

         (a) As promptly as practicable following the date hereof, CPS shall, if required pursuant to Rule 13e-3 under the Exchange Act or pursuant to comments received from the staff of the Commission (which are not withdrawn after discussion of such comments with the staff of the Commission), prepare and file with the Commission a transaction statement or statements on Schedule 13E-3 (collectively, the "Schedule 13E-3") in connection with the transactions contemplated by the Stock Purchase Agreement and the Reorganization Plan, which may, if permitted by law, be a joint transaction statement filed by CPS and the Company. The Schedule 13E-3 shall comply as to form with the applicable requirements of the Exchange Act and any other provisions of applicable law.

         (b) In preparing the Schedule 13E-3, CPS shall use its reasonable best efforts to (i) obtain and punish all material information required to be included therein pursuant to the Exchange Act and any other provisions of applicable law, (ii) respond promptly to any comments made by the Commission with respect to the Schedule 13E-3 and (iii) have the Schedule 13E-3 cleared by the Commission at the earliest practicable date. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 13E-3 and any amendments thereto prior to the time they are filed with the Commission. CPS shall provide the Purchaser and its counsel with a copy of any written comments or telephonic notification of any verbal comments that are received by it from the Commission or its staff with respect to the Schedule 13E-3 and shall further provide the Purchaser and its counsel with a copy of any written responses and telephonic notification of any verbal responses by CPS or its counsel.

         (c) If at any time prior to the Closing Date any fact, event or development is discovered by CPS which is required under applicable law to be set forth in an amendment to the Schedule 13E-3, CPS shall prepare and file with the Commission any such amendments and shall disseminate the same to the holders of Company Shares in the manner required by applicable law.

         (d) If under applicable law or pursuant to comments received from the staff of the Commission (which are not withdrawn after discussion of such comments with the staff of the Commission), Bradley is or is found to be subject to the requirements of Rule 13e-3 in connection with the transactions contemplated by the Stock Purchase Agreement and the Reorganization Plan, Bradley shall be bound by, and shall comply with, the provisions of paragraphs
(a) through (c) above as fully and to the same extent as CPS. Without limiting the generality of and if required by the foregoing, Bradley shall prepare and file with the Commission a transaction statement or statements on Schedule 13E-3 in connection with such transactions, which may, if permitted by law, be a joint transaction statement filed by Bradley, CPS and the Company.

         (e) Notwithstanding subsection 2.1(a), neither CPS nor Bradley shall be required to commence preparation of a statement on Schedule 13E-3 prior to April 3, 2001.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         The Principal Shareholders (and, in the case of Section 3.5, Bradley) severally and not jointly represent and warrant to the Purchaser as follows:

         SECTION 3.1 Authority; Binding Effect. Each Principal Shareholder has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Principal Shareholder have been duly and validly authorized by all necessary corporate action on the part of such Principal Shareholder and all necessary action on the part of its shareholders, and no other proceedings or actions on the part of or with respect to such Principal Shareholder or any other Share Owner (as defined below) or their respective shareholders are necessary to authorize this Agreement, the performance by such Principal Shareholder of its obligations hereunder or the consummation by such Principal Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Principal Shareholder and constitutes a legal, valid and binding obligation of each Principal Shareholder and each other Share Owner, enforceable against each of them in accordance with the terms hereof.

         SECTION 3.2 Absence of Conflicts. The execution and delivery by the each of the Principal Shareholders of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of such Principal Shareholder,
(ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which such Principal Shareholder is a party or by which its properties or assets are bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to such Principal Shareholder or its properties or assets.

         SECTION 3.3 Governmental Consents and Filings. There is no requirement applicable to any of the Principal Shareholders to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by such Principal Shareholder of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by them of the transactions contemplated hereby, except for any filings required to be made by such Principal Shareholder in connection with this Agreement pursuant to Section 13(d) or 13(e) of the Exchange Act (if applicable to such Principal Shareholder) and the rules and regulations promulgated by the Commission thereunder.

         SECTION 3.4 Title to Shares. As of the date hereof, each Principal Shareholder is the record and beneficial owner (the "Share Owner") of the number of Shares set forth opposite the name of such Principal Shareholder on Exhibit A or, in the case of Greenhaven Associates, Inc., has all requisite authority to act for and on behalf of the applicable Share Owners of such Shares for all purposes contemplated by this Agreement. The Shares set forth apposite the name of each Principal Shareholder on such exhibit are the only Company Shares owned by such Principal Shareholder as of the date hereof or as to which such Principal Shareholder has pr exercises voting control. The Shares are, or, if acquired after the date hereof, will be, owned by the Principal Shareholder or other Share Owner free and clear of all Liens, except for the restrictions on transfer and other limitations provided for under the express terms of this Agreement, and except that the Shares owned by CPS are pledged pursuant to a Pledge and Security Agreement dated as of March 15, 2000 ("CPS Pledge Agreement"). Neither the Principal Shareholders nor the Share Owners have appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares, other than a grant of voting rights by CPS
(i) that would be effective upon default under the CPS Pledge Agreement, and
(ii) that is not effective at present.

         SECTION 3.5 Schedule 13E-3. In the case of CPS and Bradley, none of the information to be supplied or provided by them for inclusion in the Schedule 13F-3 will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.1 No Encumbrances on or Transfer of Shares.

         (a) For so long as this Agreement retrains in effect, no Principal Shareholder or other Share Owner shall directly or indirectly sell, convey or transfer record or beneficial ownership of any Shares by any means whatsoever to any Person, without the prior written consent of the Purchaser. Without limiting the generality of the foregoing, for so long as this Agreement remains in effect, .no Principal Shareholder or other Share Owner shall, directly or indirectly, (i) except pursuant to the terms of this Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the Shares or (ii) except as permitted pursuant to paragraph (b) below, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance pr other disposition of, any Shares, in each case without The prior written consent of the Purchaser. If requested by the Purchaser, the Principal Shareholders and other Share Owners shall cause an appropriate legend referring to the restrictions provided for in this Section 4.1(a) to be placed on the certificates evidencing the Shares, except that CPS's obligation with respect to such a legend shall be subject to the rights of the pledgee under the CPS Pledge Agreement.

         (b) A Principal Shareholder or other Share Owner may sell, assign, transfer, encumber or otherwise dispose of Shares with the prior written consent of the Purchaser, but only if (i) the certificate or certificates evidencing such Shares bear an appropriate legend referring to the restrictions provided for in this Section 4.1 and (ii) the Person to whom such Shares are to be sold, assigned, transferred, encumbered or disposed of with the prior written consent of the Purchaser (the "Permitted Transferee") shall have executed, as a condition to obtaining ownership of such Shares, an appropriate document (a "Supplemental Agreement") in which the Permitted Transferee agrees that its ownership of such Shares shall be subject to, and that the Permitted Transferee shall comply with, all of the terms and conditions of this Agreement (including, but not limited to, the restrictions on the sale, assignment, transfer, encumbrance or other disposition of Shares set forth in this Section 4.1) and that the Permitted Transferee shall not sell, assign, transfer, encumber or otherwise dispose of any Shares owned by it except in compliance with the provisions hereof and in which the Permitted Transferee confirms that the representations and warranties contained in Article III are true and correct with respect to such Permitted Transferee as of the date of the Supplemental Agreement and (iii) the Supplemental Agreement shall have been promptly delivered to the Purchaser and approved by it in its reasonable discretion prior to the acquisition by such Permitted Transferee of the Shares.

         SECTION 4.2 Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, Contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which it is a party or by which it is or may be bound, in order to consummate the transactions contemplated by the Stock Purchase Agreement or the Reorganization Plan, to obtain all necessary waivers, Consents and approvals from, and effect all necessary registrations and filings with, any Governmental Authorities, and to rectify any event or circumstances which could impede the effectuation of the transactions contemplated thereby.

                                   ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.1 Expenses. All fees and expenses incurred by any of the parties hereto in connection with this Agreement or the performance of the obligations of the parties hereunder shah be borne and paid solely by the puny incurring such fees and expenses.

         SECTION 5.2 Further Assurances. Each of the Principal Shareholders and Bradley shall execute and deliver, or cause to be executed and delivered, at the expense of the Purchaser, all such other and further documents and instruments and take all such further actions as may be reasonably necessary in order to effectuate the purposes of this Agreement.

         SECTION 5.3 Termination. This Agreement shall terminate on the earliest of (i) the closing of the transactions contemplated by the Stock Purchase Agreement, (ii) the termination of the Stock Purchase Agreement without the transactions contemplated thereby having been consummated or (iii) one year from the date of this Agreement. No termination of this Agreement shall relieve any party from liability for any breach of the provisions hereof occurring prior to the date of termination.

         SECTION 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt



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

requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at their respective addresses set forth on the signature page hereof (or at such other address as any party shall have furnished to the others in accordance with the tetras of this Section 5.4). All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 5.4 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answerback.

         SECTION 5.5 Amendment; Waiver. The teens and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, ear shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

         SECTION 5.6 Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.

         SECTION 5.7 Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character an any other Person under or by reason of this Agreement). No party tray delegate any of its obligations or assign or otherwise transfer any its rights under this Agreement without the prior written consent of each of the other parties. Any attempted or purported assignment, delegation or other transfer by any party in violation of this Section 5.7 shall be null and void.

         SECTION 5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any principles of conflicts of laws that would result in the application of the laws of any other ,jurisdiction.

         SECTION 5.9 Severability. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby.

         SECTION 5.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Principal Shareholders or Bradley in accordance with the terms hereof. Accordingly, the parties agree that the Purchaser shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.


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

         SECTION 5.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   PURCHASER:

                                   CENTEX FINANCIAL SERVICES, INC.


                                   By: /s/ Raymond G. Smerge
                                       -----------------------------------------
                                   Name: Raymond G. Smerge
                                        ----------------------------------------
                                   Title: Executive Vice President
                                         ---------------------------------------

                                   Address for notices:

                                   Centex Financial Services, Inc.
                                   2728 North Harwood
                                   Dallas, Texas  75201
                                   Fax:  (214) 981-6855
                                   Attention:  Raymond G. Smerge


                                   PRINCIPAL SHAREHOLDERS:

                                   CONSUMER PORTFOLIO SERVICES, INC.


                                   By: /s/ Mark Creatura
                                       -----------------------------------------
                                   Name: Mark Creatura
                                         ---------------------------------------
                                   Title: Senior Vice President
                                          --------------------------------------

                                   Address for notices:
                                   16355 Laguna Canyon Road
                                   ---------------------------------------------
                                   Irvine, CA 92618
                                   ---------------------------------------------
                                   Fax: 949- 753-6804  Attn: President
                                   ---------------------------------------------

                                   GREENHAVEN ASSOCIATES, INC.


                                   By: /s/ Edgar Wachenheim III
                                       -----------------------------------------
                                   Name: Edgar Wachenheim III
                                         ---------------------------------------
                                   Title: Chairman
                                          --------------------------------------


                                   Address for notices:
                                   3 Manhattanville Road
                                   ---------------------------------------------
                                   Purchase, N.Y. 10577
                                   ---------------------------------------------

                                   ---------------------------------------------



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



                                   BRADLEY


                                   /s/ Charles E. Bradley
                                   ---------------------------------------------
                                   Charles E. Bradley, Sr.


                                   Address for notices:


                                   ---------------------------------------------


                                   ---------------------------------------------

                                                                       EXHIBIT A

                                 COMPANY SHARES
                       OWNED BY THE PRINCIPAL SHAREHOLDERS


            Principal Shareholders                    Number of Company Shares
            ----------------------                    ------------------------
       Consumer Portfolio Services, Inc.                     1,934,706
       Greenhaven Associates, Inc.                             405,300
                                                             ---------
                    Total                                    2,352,531
                                                             =========




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